MONARCH SERVICES, INC.
                             ARTICLES SUPPLEMENTARY


          MONARCH SERVICES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland, (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

          FIRST: By Resolution of its Board of Directors on December 11, 2000, the Corporation elected to become subject to all of the provisions of Subtitle 8 of Title 3 of the Maryland General Corporation Law (the 'MGCL") including:
Section 3-803, which provides for a classified board of directors of three classes each having a three year term; Section 3-804 which provides for at least a two-thirds vote of the stockholders for the removal of directors, and then only for cause in accordance with Section 2-406(b)(3) of the MGCL, and vests in the Directors the power to fix the number of directors and to fill vacancies on the board of directors; and Section 3-805 which requires a majority vote of the stockholders to call a special meeting of the stockholders and specifies certain procedural requirements in connection with such special meetings of the stockholders. In the event of any inconsistency with the charter or bylaws of the Corporation, the aforesaid MGCL provisions will govern.

          SECOND: By Resolution of the Board of Directors on December 11, 2000, the Corporation classified its Board of Directors into three classes in accordance with Section 3-803 of the MGCL as follows: Class I Directors shall initially be David F. Gonano and shall have an initial term continuing until the annual meeting of stockholders in 2001 and until their successors are elected and qualify; Class II Directors shall initially be Jackson Y. Dott and Helen D. Bentley and shall have an initial term continuing until the annual meeting of stockholders in 2002 and until their successors are elected and qualify; and Class III Directors shall initially be A. Eric Dott and Kenneth C. Holt and shall have an initial term continuing until the annual meeting of stockholders in 2003 and until their successors are elected and qualify. At each annual meeting of the stockholders of the Corporation, the successors to the class of Directors whose term expires at that meeting shall be elected to hold office for a term continuing until the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualify. The classification set forth above may be changed from time-to-time by vote of the Board of Directors to reflect such matters as increase or decrease in the number of directors and so that each class, to the extent possible, will have the same number of Directors.

          IN WITNESS WHEREOF, Monarch Services, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this 11th day of December, 2000, and the undersigned officers acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:                      MONARCH SERVICES, INC.


/S/ STEVEN M. SZEKELEY             By:/S/ JACKSON Y. DOTT
----------------------             ----------------------
Steven M. Szekeley                    Jackson Y. Dott
Secretary                             President